Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF MYLAN

AND THE UPJOHN BUSINESS

On July 29, 2019, Pfizer and Newco entered into the Separation and Distribution Agreement and, on the same day, Pfizer, Newco, Mylan and certain of their affiliates entered into the Business Combination Agreement. These agreements provide for Pfizer to combine its Upjohn Business with Mylan in a Reverse Morris Trust transaction (the “Combination”). The Upjohn Business includes 20 primarily off-patent solid oral dose legacy brands, such as Lyrica, Lipitor, Celebrex and Viagra, as well as certain generic medicines. Pfizer and certain of Pfizer’s subsidiaries will engage in a series of transactions so that the Upjohn Business is held by Newco and its subsidiaries and is separated from the remainder of Pfizer’s businesses. We refer to these transactions as the “Separation.” In connection with the Separation and as partial consideration for the contribution of the Upjohn Business to Newco, Newco will make a cash payment of $12 billion to Pfizer (referred to as the “Cash Distribution”), and will issue to Pfizer additional shares of Newco common stock as part of Pfizer’s spin-off or split-off (referred to as the “Distribution”). When the Distribution and Combination are completed, Pfizer stockholders as of the record date of the Distribution will own 57% of the outstanding shares of Newco common stock, and Mylan shareholders as of immediately before the Combination will own 43% of the outstanding shares of Newco common stock, in each case on a fully diluted basis.

The unaudited pro forma condensed combined financial information reflects Pfizer’s intent that the Distribution will occur through a spin-off. In a spin-off, Pfizer will effect the Distribution by distributing on a pro rata basis all of the shares of Newco common stock then held by Pfizer to Pfizer stockholders entitled to shares of Newco common stock in the Distribution as of the record date of the Distribution. If Pfizer were to effect the Distribution through a split-off, Pfizer would offer its stockholders the option to exchange all or a portion of their shares of Pfizer common stock for shares of Newco common stock in an exchange offer, resulting in a reduction in shares of Pfizer common stock outstanding, with any shares of Newco common stock remaining after consummation of the exchange offer then distributed on a pro rata basis to Pfizer stockholders whose shares of Pfizer common stock remain outstanding after the consummation of the exchange offer. As such, there is no effect on purchase accounting between a spin-off and a split-off in accordance with ASC 805 Business Combinations (“ASC 805”) as the total number of shares of Newco common stock issued is not impacted by the form of the Distribution.

The unaudited pro forma condensed combined financial information has been prepared assuming the Combination will be effected through the Mylan Merger. However, even if the Alternative Transaction Structure is utilized to effect the Combination, there will be no impact on the total number of shares of Newco common stock issued to Pfizer stockholders. As such, Newco and Mylan do not expect there would be a material impact on purchase accounting in accordance with ASC 805 even if the Alternative Transaction Structure is utilized.

It is not expected that the Mylan Merger will be treated as involving a transfer on sale of U.K. shares for U.K. stamp duty purposes (and Mylan intends to apply for confirmation of this from HM Revenue & Customs), and the unaudited pro forma condensed combined financial information assumes no U.K. stamp duty would arise. The Alternative Transaction Structure is likely to involve a transfer on sale for U.K. stamp duty purposes and accordingly, if the Combination were to be effected by way of the Alternative Transaction Structure, U.K. stamp duty may arise at a rate of 0.5% on the relevant consideration (including the assumption of debt) attributable to the transfer of shares in any U.K. incorporated companies. At this time, Mylan does not have sufficient information available to make a preliminary estimate of any potential U.K. stamp duty liability.

Because the Cash Distribution is required as partial consideration for the contribution of the Upjohn Business to Newco, it is not considered part of the merger consideration for purchase accounting in accordance with ASC 805. Since a Reverse Morris Trust transaction is a stock for stock transaction, the merger consideration is made up of only the shares of Newco common stock issued to Pfizer stockholders.

The $12 billion of debt to be incurred by Newco and utilized for the Cash Distribution is not currently reflected in the historical combined financial statements of the Upjohn Business as Newco will incur borrowings for the Cash Distribution on or prior to the date of the Cash Distribution, which will occur immediately prior to the closing of the Combination. As such, the Cash Distribution is included in the Financing Adjustments in Note 4 and excluded from the Preliminary Purchase Price calculation in Note 3 to the unaudited pro forma condensed combined financial information. The $12 billion is considered debt of Newco assumed in the Combination in accordance with ASC 805. The Exchange Ratio in the Business Combination Agreement will not be impacted by the Cash Distribution.

The following unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Mylan and the Upjohn Business adjusted to give effect to the Combination and related transactions, including borrowings under the Bridge Facility, and the distribution contemplated by the Business Combination Agreement and the Separation and Distribution Agreement.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2020 and for the year ended December 31, 2019 combine the historical unaudited condensed consolidated and the historical audited consolidated statements of operations of Mylan and the historical unaudited condensed combined and the historical audited combined statements of income for the Upjohn Business, respectively, giving effect to the Combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet combines the historical unaudited condensed consolidated balance sheet of Mylan as of March 31, 2020 and the historical unaudited condensed combined balance sheet of the Upjohn Business as of March 29, 2020, giving effect to the Combination as if it had been consummated on March 31, 2020.

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP using the acquisition method of accounting in accordance with ASC 805, with Mylan considered the accounting acquirer of the Upjohn Business. See “The Transactions—Accounting Treatment” beginning on page 102 of this document for more information. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. The unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to indicate the results that would have actually been attained had the Combination been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma condensed combined financial information, Mylan allocated the purchase price of the Upjohn Business using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to the operations or results of the Upjohn Business, the assumptions and estimates herein could change significantly. The allocation of the purchase price of the Upjohn Business is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the Combination, final valuations will be performed. There can be no assurances that these final valuations will not result in material changes to the purchase price allocation and related pro forma operating results. Furthermore, Newco could have reorganization and restructuring expenses as well as potential cost savings, operating synergies, or revenue enhancements as a result of combining Mylan and the Upjohn Business. The unaudited pro forma condensed combined financial information does not reflect these potential expenses, cost savings, operating synergies, or revenue enhancements or the costs necessary to achieve these cost savings, operating synergies, and revenue enhancements. The unaudited pro forma condensed combined financial information reflects only the pro forma adjustments that are factually supportable, directly attributable to the Combination and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Newco.

The Business Combination Agreement provides that Newco will pay Pfizer for certain losses arising out of certain third-party actions following the closing date. See “Business Combination Agreement—Certain Litigation Matters” for more information on the litigation matters for which Newco has agreed to pay Pfizer for a certain amount of losses. At March 31, 2020, Mylan has not estimated or accrued any amounts related to such contingency. Any such amount will be considered additional purchase price in the form of contingent consideration. At this time, Mylan does not have sufficient information available to make a preliminary estimate of the fair value of any contingent consideration. The Exchange Ratio in the Business Combination Agreement will not be impacted by this provision.

The Upjohn Business’s historical combined financial statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn Business. These historical combined financial statements do not purport to reflect what the results of operations, comprehensive income, financial position, equity or cash flows would have been had the Upjohn Business operated as an independent standalone company during the periods presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following materials:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

Mylan’s historical audited consolidated financial statements and related notes contained in Mylan’s Annual Report on Form 10-K, as amended, as of and for the year ended December 31, 2019, which were filed with the SEC on February 28, 2020 and are incorporated by reference into this document;

•

Mylan’s historical unaudited condensed consolidated financial statements and related notes contained in Mylan’s Quarterly Report on Form 10-Q, as of and for the three months ended March 31, 2020, which were filed with the SEC on May 11, 2020 and are incorporated by reference into this document;

•	The Upjohn Business’s historical audited combined financial statements and related notes as of and for the year ended December 31, 2019, which are included in this document; and

•	The Upjohn Business’s historical unaudited condensed combined financial statements and related notes as of and for the three months ended March 29, 2020 which are included in this document.

Newco—Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2020

	Historical
(In millions)	Mylan	Upjohn after reclassifications (Note 5)	Pro Forma Adjustments	Note Reference	Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$572	$191	$(220)	6i	$324
			(177)	6i
			(42)	6g
Accounts receivable, net	2,775	1,806			4,581
Inventories	2,640	1,168	1,624	6d	5,432
Prepaid expenses and other current assets	614	540			1,154

Total current assets	6,601	3,705	1,185		11,490
Property, plant and equipment, net	2,067	1,003	—		3,070
Intangible assets, net	11,047	1,403	18,797	6e	31,247
Goodwill	9,327	8,695	4,230	6b	13,557
			(8,695)	6b
Deferred income tax benefit	701	624	(229)	6c	1,096
Other assets	404	350	—		754

Total assets	$30,146	$15,780	$15,288		$61,214

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,274	$551	$—		$1,825
Short-term borrowings	—	—	12,000	3,4	12,000
Income taxes payable	254	389	(344)	6c	299
Current portion of long-term debt and other long-term obligations	1,488	—	—		1,488
Other current liabilities	2,213	1,983	(278)	6c	4,338
			420	4

Total current liabilities	5,228	2,923	11,798		19,949
Long-term debt	11,198	—	—		11,198
Deferred income tax liability	1,538	34	3,676	6f	5,247
			(1)	6c
Other taxes payable		4,636	(4,636)	6c	—
Other long-term obligations	919	788	45	6c,6j	1,752

Total liabilities	18,883	8,381	10,882		38,146

Equity:
Common stock €0.01 par value
Shares issued	6	—	7	3	13
Additional paid-in capital	8,658	8,213	12,236	3	19,894
			(8,213)	6h
			(1,000)	6k
Retained earnings	6,052	—	(220)	6i	5,613
			(177)	6i
			(42)	6g
Accumulated other comprehensive loss	(2,454)	(814)	814	6h	(2,454)

	12,262	7,398	3,406		23,067
Treasury shares, at cost	(1,000)	—	1,000	6k	—
Total equity	11,263	7,398	4,406		23,067

Total liabilities and equity	$30,146	$15,780	$15,288		$61,214

Amounts may not add due to rounding

Newco—Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2020

	Historical
(In millions, except for per share data)	Mylan	Upjohn after reclassifications (Note 5)	Pro Forma Adjustments	Note Reference	Pro Forma As Adjusted
Revenues:
Net sales	$2,588	$1,861	$—		$4,449
Other revenues	31	—	—		31

Total revenues	2,619	1,861	—		4,480
Cost of sales	1,713	454	245	7a	2,412

Gross profit	906	1,407	(245)		2,068
Operating expenses:
Research and development	114	60	—		174
Selling, general, and administrative	605	410	(20)	7b	995
Litigation settlements and other contingencies, net	2	1	—		3

Total operating expenses	721	471	(20)		1,172

Earnings from operations	185	936	(225)		896
Interest expense	120	54	121	4	295
Other expense (income), net	34	(4)	—		30

Earnings before income tax and noncontrolling interest	31	885	(346)		570
Income tax provision	10	103	(62)	7c	51

Net earnings	21	782	(284)		519
Loss attributable to noncontrolling interests	—	(1)	—		(1)

Net earnings attributable to ordinary shareholders	$21	$783	$(284)		$520

Earnings per share applicable to ordinary shareholders:
Basic	$0.04	$—	$(0.41)		$0.43

Diluted	$0.04	$—	$(0.41)		$0.43

Weighted average shares outstanding:
Basic	516.4	—	692.9	7d	1,209.3

Diluted	517.0	—	692.9	7d	1,209.9

Amounts may not add due to rounding

Newco—Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2019

	Historical
(In millions, except for per share data)	Mylan	Upjohn after reclassifications (Note 5)	Pro Forma Adjustments	Note Reference	Pro Forma As Adjusted
Revenues:
Net sales	$11,370	$10,244	$—		$21,614
Other revenues	130	2	—		132

Total revenues	11,501	10,246	—		21,746
Cost of sales	7,603	1,929	974	7a	10,506

Gross profit	3,898	8,317	(974)		11,240
Operating expenses:
Research and development	640	279	—		919
Selling, general and administrative	2,564	2,343	(74)	7b	4,833
Litigation settlements and other contingencies, net	(21)	262	—		241

Total operating expenses	3,182	2,884	(74)		5,992

Earnings from operations	716	5,433	(900)		5,249
Interest expense	517	288	505	4	1,310
Other expense (income), net	44	(186)	—		(142)

Earnings before income tax and noncontrolling interest	154	5,331	(1,405)		4,080
Income tax provision	138	409	(253)	7c	294

Net earnings	17	4,922	(1,152)		3,787
Earnings attributable to noncontrolling interests	—	5	—		5

Net earnings attributable to ordinary shareholders	$17	$4,917	$(1,152)		$3,782

Earnings per share applicable to ordinary shareholders:
Basic	$0.03	$—	$(1.66)		$3.13

Diluted	$0.03	$—	$(1.66)		$3.13

Weighted average shares outstanding:
Basic	515.7	—	692.9	7d	1,208.6

Diluted	516.5	—	692.9	7d	1,209.4

Amounts may not add due to rounding

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. General

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan considered to be the accounting acquirer of the Upjohn Business. The historical financial information has been adjusted to give effect to pro forma events that are: factually supportable; directly attributable to the Combination; and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of Newco. As such, the impact from transaction-related expenses are not included in the unaudited pro forma condensed combined statements of operations. However, the impact of these expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents with a corresponding decrease to retained earnings.

Assumptions and estimates underlying the pro forma adjustments are described in Notes 3 through 7. Since the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded at the date of consummation of the Combination may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and does not purport to indicate the results that would have actually been attained had the Combination been completed on the assumed date or for the periods presented, or which may be realized in the future.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Upjohn Business” and the historical combined financial statements of the Upjohn Business and the related notes thereto for the year ended December 31, 2019, that were previously filed with the SEC and are incorporated by reference into this document and for the three months ended March 29, 2020 which are included in this document, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mylan’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 and Mylan’s Quarterly Report on Form 10-Q for the period ended March 31, 2020, that were previously filed with the SEC and are incorporated by reference into this document, and the consolidated financial statements of Mylan and the related notes thereto covering these periods incorporated by reference into this document. See “Where You Can Find Additional Information” beginning on page ii of this document for more information.

The Combination has been accounted for using Mylan’s historical information and accounting policies and combining the assets and liabilities of the Upjohn Business at their respective estimated fair values. The assets and liabilities of the Upjohn Business have been measured at fair value based on various preliminary estimates using assumptions that Mylan’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. The total estimated purchase price has been measured using the closing market price of Mylan ordinary shares as of June 5, 2020 (the latest practicable date prior to the date of this document). The final purchase price will be measured at the closing date of the Combination. This will result in a per share equity value that is different from that assumed for purposes of preparing the unaudited pro forma condensed combined financial information. The purchase price allocation is subject to finalization of Mylan’s analysis of the fair value of the assets and liabilities of the Upjohn Business as of the closing of the Combination. Differences from these preliminary estimates could be material.

The Upjohn Business’s historical combined financial statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn Business. These historical combined financial statements do not purport to reflect what the results of operations, comprehensive income, financial position, equity or cash flows would have been had the Upjohn Business operated as an independent standalone company during the periods presented.

At this time Mylan does not have sufficient information available to make a reasonable preliminary estimate of the fair value adjustment for the Upjohn Business’s property, plant and equipment. Therefore, no adjustment has been recorded to modify the current book value for the respective items. The estimated fair value allocated to property, plant and equipment in the unaudited pro forma condensed combined balance sheet as of March 31, 2020 is based upon a preliminary assumption that the estimated fair value approximates the net book value. Changes in the estimated fair values are expected based on valuation studies and other analyses which have not been performed to date. This estimate is preliminary and subject to change and could vary materially from the actual adjustment on the consummation date.

Based on estimated useful lives averaging approximately 25 years for buildings, for each $100 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $4 million.

Based on estimated useful lives averaging approximately 10 years for equipment, for each $30 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $3 million.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. Transaction costs incurred by Mylan totaled $20 million and $74 million for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively. These costs are included in the results of operations and eliminated in the unaudited pro forma condensed combined statements of operations adjustments. Transaction costs are not included in the historical combined financial statements of the Upjohn Business and therefore no related elimination was necessary in preparing the unaudited pro forma condensed combined statements of operations. Additionally, the unaudited pro forma condensed combined balance sheet reflects approximately $220 million and $177 million of estimated additional acquisition-related transaction costs to be incurred by Mylan and on behalf of the Upjohn Business, respectively, as a reduction of cash with a corresponding decrease in retained earnings. No tax effect was recorded for these costs as their deductibility has not been assessed. These costs are not presented in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact on the consolidated results of Newco.

The unaudited pro forma condensed combined financial information does not reflect potential cost savings, operating synergies, or revenue enhancements that Newco may achieve as a result of the Combination or the costs to combine the operations of Mylan and the Upjohn Business or the costs necessary to achieve these cost savings, operating synergies, and revenue enhancements.

3. Preliminary Purchase Price

The preliminary estimate of fair value includes issuance of common stock to Pfizer stockholders in connection with the Combination. The number of shares of Newco common stock that will be issued will be such that, after the Combination, Pfizer stockholders as of the record date of the Distribution will hold 57% of the fully diluted outstanding shares of Newco common stock and former Mylan shareholders as of immediately before consummation of the Combination will hold 43% of the fully diluted outstanding shares of Newco common stock following the consummation of the Combination. Upon consummation of the Combination, Pfizer stockholders will receive approximately 692.9 million shares of Newco common stock.

(in millions, except share and per share amounts)
Number of common shares issued to Pfizer stockholders (refer to Note 7d)	692,874,423
Mylan ordinary share closing price, as of June 5, 2020	$17.67

Total purchase price	$12,243

Goodwill	$4,230

The $12 billion of debt to be incurred by Newco and utilized for the Cash Distribution is not currently reflected in the historical combined financial statements of the Upjohn Business as Newco will incur borrowings for the Cash Distribution on or prior to the date of the Cash Distribution, which will occur immediately prior to the closing of the Combination. As such, the Cash Distribution is included in the Financing Adjustments in Note 4 and excluded from the Preliminary Purchase Price calculation in this Note 3 to the unaudited pro forma condensed combined financial information. The $12 billion is considered debt of Newco assumed in the Combination in accordance with ASC 805. The Exchange Ratio in the Business Combination Agreement will not be impacted by the Cash Distribution.

The Business Combination Agreement provides that Newco will pay Pfizer for certain losses arising out of certain third-party actions following the closing date. See “Business Combination Agreement—Certain Litigation Matters” for more information on the litigation matters for which Newco has agreed to pay Pfizer for a certain amount of losses. At March 31, 2020, Mylan has not estimated or accrued any amounts related to such contingency. Any such amount will be considered additional purchase price in the form of contingent consideration. At this time, Mylan does not have sufficient information available to make a preliminary estimate of the fair value of any contingent consideration. The Exchange Ratio in the Business Combination Agreement will not be impacted by this provision.

The table below depicts a sensitivity analysis of the estimated purchase consideration and goodwill, assuming a 10% increase or decrease of the Mylan ordinary share closing price used to determine the total estimated purchase consideration. For purposes of this calculation, the total number of shares of Newco common stock to be issued has been assumed to be the same as in the table above.

(in millions, except share and per share amounts)	10% Sensitivity
Number of common shares issued to Pfizer stockholders	692,874,423	692,874,423
Mylan ordinary share price sensitivity	$19.44	$15.90

Total estimated purchase consideration	$13,467	$11,019

Goodwill	$5,454	$3,006

4. Financing Adjustments

On July 29, 2019, Newco and certain financial institutions executed a 364-day bridge commitment letter (the “Commitment Letter”) pursuant to which such financial institutions have committed to provide bridge financing (the “Bridge Facility”) to Newco to fund in part the amount of the Cash Distribution and to pay fees and expenses related to the transactions contemplated by the Business Combination Agreement. Mylan N.V. (or its successor), Mylan Inc. and each other guarantor or obligor under any of Mylan’s existing debt securities and credit facilities with a principal amount of at least $500 million will be guarantors of the Bridge Facility from and after the consummation of the Combination.

Newco expects to use the net proceeds from alternative sources of permanent financing to fund the Cash Distribution; however, to the extent that the amount is not funded from such sources, Newco currently intends to fund any shortfall with borrowings under the Bridge Facility. Because the permanent financing has not yet been obtained, we have assumed the Cash Distribution will be funded in full using the Bridge Facility. The unaudited pro forma condensed combined balance sheet is adjusted to reflect borrowings of $12.0 billion under the Bridge Facility, which is classified as current in the unaudited pro forma condensed combined balance sheet. Any borrowing under the Bridge Facility is subject to availability and the terms and conditions set forth in the Commitment Letter, which Newco previously filed with the SEC.

For purposes of the unaudited pro forma condensed combined statements of operations, we have assumed that the amounts outstanding under the Bridge Facility bear interest at LIBOR, plus an applicable margin ranging from 138 – 213 basis points, depending upon the duration of amounts outstanding and Newco’s credit rating. The pro forma adjustment to interest expense in the condensed combined statements of operations is approximately $121 million for the three months ended March 31, 2020 and $505 million for the year ended December 31, 2019.

It is assumed that Newco will incur approximately $420 million of debt issuance costs for the Bridge Facility, primarily consisting of financing, commitment and duration fees. These debt issuance costs are recorded as a current liability in the unaudited pro forma condensed combined balance sheet as of March 31, 2020. Since the Bridge Facility has a maturity of less than one year, there is no adjustment to the pro forma condensed combined statements of operations for these debt issuance costs as there is no continuing impact. The fees Newco will ultimately pay, and the level of net debt ultimately incurred, could vary significantly from what is assumed in this unaudited pro forma condensed combined financial information. Variances could arise from multiple factors including: the amount of cash on hand at the time of the closing, actual timing and amount of borrowings and repayments under the Bridge Facility, the actual mix of permanent debt financing, the actual fixed / floating mix of permanent debt financing and Newco’s credit rating. Accordingly, the estimated debt and interest expense reflected in this unaudited pro forma condensed combined financial information may change and the change could be significant. A change of 125 basis points to the interest rate could result in an increase or decrease in the pro forma interest expense of approximately $38 million for the three months ended March 31, 2020 and approximately $150 million for the year ended December 31, 2019.

5. Pro Forma Reclassification Adjustments

Certain reclassifications have been recorded to the Upjohn Business’s historical combined financial information to conform to Mylan’s presentation, as follows:

Balance Sheet Reclassifications

As of March 29, 2020 (unaudited)
(in millions)	Upjohn Business before reclassification	Reclassification Amount	Note Ref	After Reclassification
Assets
Trade accounts receivable, less allowance for doubtful accounts	$2,029	$(2,029)	5a	$—
Accounts receivable, net	—	2,029	5a	1,806
		131	5b
		53	5c
		(407)	5d
Inventories	1,111	57	5e	1,168
Current tax assets	446	(446)	5f	—
Other current assets	278	(278)	5g	—
Prepaid expenses and other current assets	—	446	5f	540
		278	5g
		(131)	5b
		(53)	5c
Noncurrent deferred tax assets and other noncurrent tax assets	624	(624)	5h	—
Deferred income tax benefit	—	624	5h	624
Other noncurrent assets	407	(407)	5i	—
Other assets	—	407	5i	350
		(57)	5e
Liabilities and Equity
Trade accounts payable	453	(453)	5j	—
Accounts payable	—	453	5j	551
		98	5k
Accrued compensation and related items	306	(306)	5l	—
Other current liabilities	1,966	306	5l	1,983
		(98)	5k
		(191)	5d
Pension benefit obligations, net	387	(387)	5m	—
Postretirement benefit obligations, net	197	(197)	5n	—
Other noncurrent liabilities	420	(420)	5o	—
Other long-term obligations	—	387	5m	788
		197	5n
		420	5o
		(216)	5d
Business unit equity	8,213	(8,213)	5p	—
Additional paid in capital	—	8,213	5p	8,213

a.	Trade accounts receivable, less allowance for doubtful accounts was reclassified to accounts receivable, net.

b.

A reclassification adjustment of $131 million has been recorded to reduce the balance in prepaid expenses and other current assets and increase the balance in accounts receivable, net related to VAT receivables in accordance with Mylan’s grouping of accounts.

c.

A reclassification adjustment of $53 million has been recorded to reduce the balance in prepaid expenses and other current assets and increase the balance in accounts receivable, net related to other receivables in accordance with Mylan’s grouping of accounts.

d.

A reclassification adjustment of $407 million has been recorded to reduce the balance of accounts receivable, net, also reducing the balance of other current liabilities by $191 million and the balance of other long-term obligations by $216 million, related to presenting sales returns provisions in accordance with Mylan’s grouping of accounts.

e.

A reclassification adjustment of $57 million has been recorded to reduce the balance in other assets and increase the balance of inventories related to spare parts inventory in accordance with Mylan’s grouping of accounts.

f.	Current tax assets were reclassified to prepaid expenses and other current assets.

g.	Other current assets were reclassified to prepaid expenses and other current assets.

h.	Noncurrent deferred tax assets and other noncurrent tax assets were reclassified to deferred income tax benefit.

i.	Other noncurrent assets were reclassified to other assets.

j.	Trade accounts payable were reclassified to accounts payable.

k.

A reclassification adjustment of $98 million has been recorded to reduce the balance in other current liabilities and increase the balance in accounts payable related to VAT payables in accordance with Mylan’s grouping of accounts.

l.	Accrued compensation and related items were reclassified to other current liabilities.

m.	Pension benefit obligations, net were reclassified to other long-term obligations.

n.	Postretirement benefit obligations, net were reclassified to other long-term obligations.

o.	Other noncurrent liabilities were reclassified to other long-term obligations.

p.	Business unit equity was reclassified to additional paid in capital.

Statements of Operations Reclassifications

	For the three months ended March 29, 2020			For the year ended December 31, 2019
(in millions)	Upjohn Business Before Reclassification	Reclassification Amount	After Reclassification	Upjohn Business Before Reclassification	Reclassification Amount	After Reclassification	Note Ref
Other revenues	$—	$—	$—	$—	$2	$2	5q
Cost of sales	400	36	454	1,713	148	1,929	5r
		18			68		5s
Selling, informational and administrative expenses	413	(413)	—	2,252	(2,252)	—	5t
Selling, general and administrative	—	413	410	—	2,252	2,343	5t
		15			159		5u
		(18)			(68)		5s
Amortization of intangible assets	36	(36)	—	148	(148)	—	5r
Restructuring charges	15	(15)	—	159	(159)	—	5u
Litigation settlements and other contingencies, net	—	1	1	—	262	262	5v
Other (income)/deductions—net	51	(51)	—	362	(362)	—	5w
Other expense (income), net	—	51	(4)	—	362	(186)	5w
		(1)			(262)		5v
		—			2		5q
		(54)			(288)		5x
Interest expense	—	54	54	—	288	288	5x

q.	Mylan has reclassified royalty-related income from other (income)/deductions, net to other revenue in accordance with Mylan’s grouping of accounts.

r.

Mylan has reclassified amortization of intangible assets expense to cost of sales in accordance with Mylan’s grouping of accounts. The amount reclassified was $36 million and $148 million for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively.

s.

Mylan has reclassified shipping and handling costs from selling, general and administrative expenses to cost of sales in accordance with Mylan’s grouping of accounts. The amount reclassified was $18 million and $68 million for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively.

t.	Selling, informational and administrative expenses were reclassified to selling, general and administrative.

u.

Mylan has reclassified restructuring charges to selling, general and administrative expenses in accordance with Mylan’s grouping of accounts. The amount reclassified was $15 million and $159 million for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively.

v.

Mylan has reclassified expenses for certain legal matters included in other (income)/deductions, net to litigation settlements and other contingencies, net in accordance with Mylan’s grouping of accounts. The amount reclassified was $1 million and $262 million for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively.

w.	Other (income)/deductions—net was reclassified to Other expense (income), net.

x.

Mylan has reclassified net interest expense-allocated included in other (income)/deductions, net to interest expense in accordance with Mylan’s grouping of accounts. The amount reclassified was $54 million and

$288 million for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively.

Following the consummation of the Combination, Mylan will conduct a review of the Upjohn Business’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of the Upjohn Business’s results of operations or reclassification of assets or liabilities to conform to Mylan’s accounting policies and classifications. As a result of that review, Mylan may identify differences between the accounting policies that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information. During the preparation of this unaudited pro forma condensed combined financial information, Mylan was not aware of any material differences between accounting policies, except for certain reclassifications necessary to conform to Mylan’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies between Mylan and the Upjohn Business.

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2020 are represented by the following:

(In millions)	Note	Amount
Purchase consideration
Fair value of total consideration transferred	3	$12,243
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Upjohn Business’ net assets	6a	7,398
Elimination of historical goodwill	6b	(8,695)
Borrowings related to financing the Cash Distribution	3,4	(12,000)
Debt issuance costs related to financing the Cash Distribution	4	(420)
Net liabilities not included in the Business Combination	6c	4,985
Preliminary estimate of fair value adjustment of net assets acquired
Inventories	6d	1,624
Intangible assets, net	6e	18,797
Deferred income tax liability	6f	(3,676)

Net assets to be acquired		8,013

Goodwill	6b	$4,230

a.	Reflects the acquisition of the historical book value of net assets of the Upjohn Business.

b.

Reflects the elimination of the historical goodwill amount of approximately $8.7 billion and the recognition of estimated goodwill related to the acquisition of approximately $4.2 billion. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

c.

Reflects the elimination of certain assets and liabilities included in the Upjohn Business historical combined financial statements that were not assumed or acquired, partially offset by certain additional liabilities not included on historical combined financial statements but assumed.

(In millions)	Amount
Litigation related accruals remaining with Pfizer	$278
Additional pension and post-retirement obligation, net transferring to Newco	(45)
Tax related assets and liabilities remaining with Pfizer:
Deferred income tax benefit	(229)
Income taxes payable	344
Deferred income tax liability	1
Other taxes payable	4,636

Net liabilities not included in the Combination	$4,985

On May 29, 2020, the parties entered certain amendments to the Separation and Distribution Agreement and the Business Combination Agreement, which included cash balances being shared. Potential adjustments related to target cash balances, working capital adjustments and cost sharing items cannot be reasonably estimated at this time.

Tax related balances remaining with Pfizer primarily consists of noncurrent net tax liabilities associated with the U.S. Tax Cuts and Jobs Act repatriation tax on accumulated post-1986 foreign earnings and taxes for periods prior to the Combination date.

d.

Represents the estimated fair value adjustment to step-up inventory to fair value. The estimated step-up in inventory is preliminary and is subject to change based upon final determination of the fair values of finished goods and work in-process inventories. As there is no continuing impact of the inventory step-up on Newco’s results, the increased value is not included in the unaudited pro forma condensed combined statement of operations.

e.

Reflects the elimination of the Upjohn Business’s historical intangible assets, net balance of approximately $1.4 billion and the recognition of the estimated fair value of product rights acquired of approximately $20.2 billion. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identified intangibles may differ materially from this preliminary determination.

The fair value estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated amount and timing of projected net cash flows for each year for each product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends or regulatory forces impacting the asset and each cash flow stream as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

f.

Reflects the deferred income tax liability of approximately $3.7 billion resulting from fair value adjustments for the inventory and identifiable intangible assets acquired. This estimate of deferred income tax liabilities was determined based on the excess book basis over the tax basis of the inventory and identifiable intangible assets acquired at an estimated 18% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Newco’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed in the Combination.

g.

Adjustment to record a $42 million accrual due to change in control clauses in employment arrangements for certain Mylan employees. See the section entitled “The Transactions—Interests of Mylan Directors and Executive Officers in the Combination—Golden Parachute Compensation” for information regarding the potential value of the payments and benefits that the executive officers may receive in connection with a qualifying termination of employment pursuant to certain Transition and Succession Agreements.

h.	Adjustments to eliminate Pfizer’s net parent company investment in the Upjohn Business of approximately $8.2 billion and accumulated other comprehensive loss of $814 million.

i.	Adjustment to recognize estimate of additional transaction-related costs to be incurred of $220 million and $177 million by Mylan and the Upjohn Business, respectively.

j.	Adjustment to recognize additional pension and post-retirement obligations related to employees of the Upjohn Business expected to be assumed in the Combination of $45 million.

k.	Reflects the elimination of Mylan’s treasury shares as each ordinary share held in treasury will be canceled at the closing of the Combination.

7. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined statements of operations are represented by the following:

a.

Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the three months ended March 31, 2020 and the year ended December 31, 2019. The increase in amortization expense is recorded as follows:

			Amortization
($ in millions)	Useful Life	Fair Value	Three Months Ended March 31, 2020	Year Ended December 31, 2019
Product Rights	18 years	$20,200	$281	$1,122
Less: Historical Amortization Expense of the Upjohn Business			36	148

Pro Forma Adjustment			$245	$974

The estimated weighted-average useful life of the product rights to be acquired is 18 years. A five percent (5%) increase or decrease in the fair value of the product rights would increase or decrease amortization by approximately $14 million for the three months ended March 31, 2020 and approximately $56 million for the year ended December 31, 2019.

b.

Represents the elimination of transaction costs included in the historical financial statements of Mylan. An adjustment totaling $20 million was reflected in the unaudited pro forma condensed combined statements of operations to eliminate transaction costs incurred by Mylan for the three months ended March 31, 2020. An adjustment totaling $74 million was reflected in the unaudited pro forma condensed combined statements of operations to eliminate transaction costs incurred by Mylan for the year ended December 31, 2019.

c.

Reflects the income tax effect of pro forma adjustments using an estimated weighted average statutory tax rate of 18% based upon the jurisdictions in which the adjustments are expected to occur. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

d.

Adjustment to increase shares of Newco common stock outstanding after the closing of the Combination. As detailed below, Pfizer stockholders will receive approximately 692.9 million shares of Newco common stock as consideration for the Upjohn Business representing 57% of fully diluted outstanding shares and with former Mylan shareholders holding 43% of fully diluted outstanding shares.

Mylan ordinary shares issued at May 31, 2020	541,545,308
Less: treasury shares	(24,598,074)

Mylan ordinary shares outstanding at May 31, 2020	516,947,234
Estimated impact of Mylan equity awards under the Business Combination Agreement
Restricted stock awards	5,699,826
Estimate of dilutive stock options	47,680

Total estimated impact of Mylan equity awards	5,747,506

Estimate of fully dilutive Mylan shares to be exchanged in the Combination	522,694,740
Exchange Ratio	1.000

Total Newco shares to be issued to Mylan shareholders	522,694,740
Mylan shareholders’ ownership percentage of Newco	43%
Estimated total Newco shares outstanding at the Combination date	1,215,569,163

Newco shares to be issued to Pfizer stockholders	692,874,423
Pfizer stockholders’ ownership percentage of Newco	57%

8. Comparative Per Share Information

The following table sets forth selected historical share information of Mylan and unaudited pro forma share information after giving effect to the Combination. Per share information for the Upjohn Business is not presented because the Upjohn Business did not have outstanding capital stock since its historical combined financial statements have been prepared on a carve-out basis.

	Three months ended March 31, 2020		Year Ended December 31, 2019
(In millions, except for per share data)	Historical (unaudited)	Pro Forma	Historical	Pro Forma
Earnings per share applicable to ordinary shareholders:
Basic	$0.04	$0.43	$0.03	$3.13

Diluted	$0.04	$0.43	$0.03	$3.13

Weighted average shares outstanding:
Basic	516.4	1,209.3	515.7	1,208.6

Diluted	517.0	1,209.9	516.5	1,209.4